Exhibit 10.1
Allstar Equities, Inc
6401 Southwest Freeway
Houston, TX 77074
May 31, 2006
INX Inc.
6401 Southwest Freeway
Houston, TX 77074
Re: Option to renew/extend lease at discounted rate.
Dear Sirs,
This letter is provided to document an option to renew the lease between Allstar Equities, Inc. (“Allstar”) and I-Sector Corporation (“INX”) dated February 1, 2002 (the “Lease”) for the property known as 6401 Southwest Freeway (the “Property”). It is understood and acknowledged that I-Sector Corporation is now named INX Inc., and that I-Sector Corporation and INX Inc. are one in the same.
For good and valuable consideration, including in part INX having born the expense of paving the parking lot of the Property, which consideration is hereby acknowledged, Allstar hereby grants to INX an option to renew or extend the Lease on the same terms as set forth in the Lease, except that the lease term shall be for a period of five years from the date INX exercises its option to renew or extend the Lease, and the base rental rate under the renewed/extended lease shall be ninety eight percent (98%) of the base rental rate set forth in the Lease. INX must provide Allstar with written notice of its intention to exercise this option no later than ninety (90) days prior to expiration of the current Lease.
When and if INX desires to exercise this option to renew/extend the Lease, INX shall provide Allstar with written instruction, signed by the Chief Financial Officer of INX, stating that INX wishes to exercise this option. In such case, INX and Allstar shall enter into and execute (i) an amendment to the existing Lease, or (ii) a new lease agreement in the same form and style as the existing Lease, except that the term and the base rental rate shall be modified as set forth herein.
By signature below, Allstar hereby grants to INX the option set forth above.

/s/ James H. Long
James H. Long
President

Acknowledged and Accepted by INX Inc.:

/s/ Brian Fontana
Brian Fontana
Chief Financial Officer